EXHIBIT 5.1
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
April 18, 2011
Swisher Hygiene Inc,
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
Ladies and Gentlemen:
We have acted as counsel to Swisher Hygiene Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of 15,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), that may be issued in connection with acquisitions by the Company of assets, businesses, or securities.
In connection with the Registration Statement, we have examined, considered and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies. Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to a duly authorized plan of acquisition, will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Akerman Senterfitt